The Income Fund of America, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Telephone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,052,969
Class B	$51,978
Class C	$107,508
Class F-1	$40,572
Class F-2	$9,249
Total	$1,262,276
Class 529-A	$14,328
Class 529-B	$1,714
Class 529-C	$4,578
Class 529-E	$634
Class 529-F-1	$451
Class R-1	$1,442
Class R-2	$8,904
Class R-3	$20,355
Class R-4	$14,828
Class R-5	$9,712
Class R-6	$7,664
Total	$84,610

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	0.3300
Class B	0.2720
Class C	0.2697
Class F-1	0.3281
Class F-2	0.3452
Class 529-A	0.3250
Class 529-B	0.2654
Class 529-C	0.2662
Class 529-E	0.3036
Class 529-F-1	0.3405
Class R-1	0.2698
Class R-2	0.2661
Class R-3	0.3029
Class R-4	0.3253
Class R-5	0.3480
Class R-6	0.3513

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,175,976
Class B	182,034
Class C	395,598
Class F-1	121,156
Class F-2	28,053
Total	3,902,817
Class 529-A	45,569
Class 529-B	6,472
Class 529-C	17,503
Class 529-E	2,150
Class 529-F-1	1,364
Class R-1	5,561
Class R-2	33,718
Class R-3	68,216
Class R-4	46,865
Class R-5	27,921
Class R-6	25,783
Total	281,122

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.14
Class B	$15.03
Class C	$15.00
Class F-1	$15.12
Class F-2	$15.14
Class 529-A	$15.12
Class 529-B	$15.07
Class 529-C	$15.08
Class 529-E	$15.09
Class 529-F-1	$15.12
Class R-1	$15.08
Class R-2	$15.02
Class R-3	$15.10
Class R-4	$15.13
Class R-5	$15.14
Class R-6	$15.15